UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2018

GENEREX BIOTECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29169	98-0178636
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

10102 USA Today Way, Miramar, Florida	33025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 364-2551

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement

As previously reported, on March 28, 2017, Generex Biotechnology Corporation (the “Company”) entered into a securities purchase agreement pursuant to which the Company issued 3,000 shares of Series H Preferred Stock for a purchase price of $3,000,000 of its Series H Convertible Preferred Stock (“Series H Preferred Stock”), to a single purchaser, Pharma Trials, LLC.

The Series H Preferred Stock is convertible at the option of the holder at any time into shares of the Company’s common stock at an effective conversion price of $2.50 per share. The conversion price of the preferred stock is subject to adjustment in the case of stock splits, stock dividends, combinations of shares, similar recapitalization transactions and certain pro-rata distributions to common stockholders.

On July 9, 2018, the Company entered into a Confidential Amendment to Securities Purchase Agreement (the “Amendment”) pursuant to which Pharma Trials, LLC agreed

•	Not to convert any of the Series H Preferred Stock before the earlier of October 31, 2018, or the date the Company has completed two acquisitions of the types described in the Amendment.

•	In the event the Company declares a stock dividend on its common stock in an amount in excess of 1 share for each outstanding share, to waive its right to receive an adjustment to the conversion ratio in excess of one additional share for each share of preferred stock.

The foregoing description of the terms of the Amendment is subject to, and qualified in their entirety by, the document attached hereto as Exhibit 4.1 and incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GENEREX BIOTECHNOLOGY CORPORATION.

Date: July 10, 2018	/s/ Joseph Moscato
Joseph Moscato
President and CEO

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Exhibit Index

Exhibit No.	Description
4.1	Confidential Amendment to Securities Purchase Agreement, dated _________, 2018, between Generex Biotechnology Corporation and Pharma Trials, LLC.

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